William M. Ziering
                          Attorney At Law
                      Four Embarcadero Center
                            Suite 3400
                   San Francisco, CA 94111-4187
                       Tel:  (415) 956-0161
                       Fax:  (415) 398-3249


June 29, 2001


Via Courier and Fax

Braintech, Inc.
980 West 1st Street
Suite 113
North Vancouver, BC
V7P 3N4

Attn:  Grant Sutherland, Chairman

Re:  Registration Statement on Form S-1

Dear Sirs:

I have acted as special counsel to Braintech, Inc., a Nevada corporation (the "Company"), in connection with legal issues relating to the issuance of:

1. 10,873,523 common shares with par value of $0.001 in the capital stock of the Company (the "Shares") to the persons set out in the table below; and

2. 5,186,766 common shares with par value of $0.001 in the capital stock of the Company (the "Warrant Shares") to be issued to the persons set out in the table below on the exercise of share purchase warrants (the "Warrants"). Each Warrant entitles the holder to acquire one Warrant Share for a period of one year at a price of $0.20 per share.

I understand that the Company intends to file a Registration Statement pursuant to the Securities Act of 1933 in respect of the Shares and the Warrants. The holders of the Shares and the Warrants will be identified as Selling Shareholders in the Registration Statement as follows:

    Selling Shareholder       No. of Shares      No. of
                                                Warrants

1.  Owen L.J. Jones           1,666,667         833,334
2.  Beau J Holdings Ltd.      1,666,666         833,333
3.  Edward A. White             666,667         333,334
4.  Bolder Investment
    Partners Ltd.               440,000         220,000
5.  695183 B.C. Ltd.            666,667         333,334
6.  Donald A. Anderson          300,000         150,000
7.  Crescent Corporation        433,333         216,667
8.  John Archer                 433,333         216,667
9.  Mystic Developments Ltd.    440,000         220,000
10. Jock McDermid               440,000         220,000
11. Nancy Chalmers              446,667         223,334
12. JMF Management Inc.         400,000
13. Peter MacLean               100,000
14. Judy Jones                1,666,667         833,334
15. Babak Habibi                666,667         333,334
16. James Meyers                440,189         220,095

You have advised me that:

1. all of the Selling Shareholders other than Edward White and Babak Habibi paid cash for the Shares and Warrants issued to them, and the Company has received full payment from those Selling Shareholders; and
2. Edward White and Babak Habibi have issued promissory notes in the amount of $100,000 to the Company, and have entered into escrow agreements pursuant to which the Shares and Warrants issued in their names will be held in escrow until payment is made on the promissory notes.

I have assumed the information stated above to be correct, and I have reviewed the copies which you provided to me of the escrow agreements executed by Mr. White and Mr. Habibi. Under the terms of those agreements, neither Mr. White nor Mr. Habibi can sell any Shares or Warrant Shares until the Company has received payment for the Shares or Warrant Shares being sold. Accordingly, any Shares or Warrant Shares sold by Mr. White or Mr. Habibi will be fully paid prior to any sale pursuant to the registration statement.

I have examined such records of the Company as I have deemed necessary for the purpose of this opinion. In doing so, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity of all documents submitted to us as copies to the originals.

Based on and subject to the foregoing, I am of the opinion:

1. The Shares issued to all purchasers listed above other than Edward White and Babak Habibi constitute duly authorized, validly issued, fully paid, and non-assessable common shares with par value of $0.001 in the capital of the Company.

2. The Warrants issued to all purchasers listed above other than Edward White and Babak Habibi have been validly authorized and executed and delivered on behalf of the Company.

3. Upon payment of the promissory notes delivered by Edward White and Babak Habibi and release of the Shares and Warrants issued in their names pursuant to their escrow agreements, those Shares will constitute duly authorized, validly issued, fully paid, and non-assessable common shares with par value of $0.001 in the capital of the Company, and those Warrants will be validly authorized and executed and delivered on behalf of the Company.

4. When the Company has received due notice of the exercise of the Warrants, the Warrants are otherwise exercised in accordance with their terms and the Company has received the full payment in cash required under the Warrants, the Warrant Shares will be validly allotted and issued and fully paid and non-assessable Common shares with par value of $0.001 in the capital of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under section 7 of the Securities Act of 1933.

This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and we disclaim any obligation to advise you of any change in these sources of law or subsequent legal or factual development which might affect any matters or opinions set forth in this letter.

I am opining only as to the matters expressly stated in this letter, and no opinion should be inferred as to any other matters.

                             Very truly yours.

                             *William M. Ziering*

                             William M. Ziering